Exhibit 99.1

Emclaire Financial Corp. Reports Record Earnings for 2007 and Announces Annual Meeting Date

EMLENTON, Pa.--(BUSINESS WIRE)--Emclaire Financial Corp. (OTCBB: EMCF), the parent holding company of the Farmers National Bank of Emlenton, reported record consolidated annual net income of $2.7 million or $2.13 per share for 2007, compared to net income of $2.0 million or $1.55 per share for 2006. The Corporation’s return on average assets and equity were 0.90% and 11.13%, respectively, for 2007, versus 0.69% and 8.28%, respectively, for 2006.

Net income for the fourth quarter ended December 31, 2007 was $685,000 or $0.54 per share versus $86,000 or $0.07 per share during the same quarter in the prior year. During the three month period ended December 31, 2007, the Corporation realized return on average assets and equity of 0.88% and 11.09%, respectively.

David L. Cox, Chairman of the Board, President and Chief Executive Officer of the Corporation, noted, “The record consolidated net income for 2007 can be attributed to improved financial performance in essentially all aspects of the Corporation’s operations. The Bank’s management team and I are pleased with this positive performance during this challenging interest rate and economic environment.”

The increases in net income of $731,000 and $599,000 for the year and quarter ended December 31, 2007, respectively, compared to the same periods in 2006, were primarily due to an increase in net interest income and decreases in the provision for loan losses and noninterest expense for both periods, partially offset by an increase in the provision for income taxes for both periods.

Increased net interest income was primarily due to an increase in interest earned on loans receivable. Contributing to the increase in interest earned on loans receivable was growth in the loan portfolio, particularly with respect to commercial loans, and $120,000 in interest and late charges recognized during the year from the payoff of a nonaccrual loan and $42,000 in prepayment fees recognized during the fourth quarter from the early payoff of a large commercial mortgage.

The decrease in noninterest expense for both periods in 2007 compared to the same periods in 2006 was primarily due to reorganization charges which were recognized in the fourth quarter of 2006, associated with strategic reorganization initiatives undertaken in 2006. These prior year reorganization charges were the result of an ongoing strategic review of all aspects of the Bank’s operations that was initiated by the Board of Directors and executive management in June 2006. The increase in provision for income taxes in both 2007 periods was due to higher pre-tax income.

During the year ended December 31, 2007, total assets increased $11.2 million or 3.7% to $311.7 million at year end from $300.6 million at December 31, 2006. This significant asset growth was driven by total loan portfolio growth of $16.5 million or 7.7%, funded by a decrease in cash and equivalents of $6.2 million or 37.3% and an increase in borrowed funds of $10.4 million or 34.7%.

During 2007, the Corporation’s loan portfolio increased $16.5 million or 7.7% to $229.8 million at December 31, 2007 from $213.3 million at December 31, 2006, primarily due to growth in the commercial loan portfolio of $12.2 million or 12.9% during the year. The Corporation’s asset quality remained strong as nonperforming loans were $1.0 million or 0.41% of total loans, at December 31, 2007, compared to $1.8 million or 0.85% of total loans, at December 31, 2006.

Mr. Cox stated, “The Board of Directors continues to be satisfied with the Bank’s steady balance sheet growth, sound lending culture and loan production base. We continue to grow our quality loan portfolio and deposit base through prudent community banking practices and excellent customer service.”

Stockholders’ equity increased $786,000 or 3.3% to $24.7 million at December 31, 2007 compared to $23.9 million at December 31, 2006. The Corporation remains well capitalized and is positioned for further growth with total stockholders’ equity at 7.9% of total assets. At December 31, 2007, book value per common share amounted to $19.48.

In addition to reporting earnings, the Corporation announced that the annual meeting of stockholders will be held on Wednesday, April 23, 2008 at 9:00 AM at the main office of Farmers National Bank of Emlenton, in Emlenton, Pennsylvania. The voting record date for the purpose of determining stockholders eligible to vote on proposals presented at the annual meeting is March 3, 2008.

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating eleven full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Corporation’s common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol “EMCF”. For more information, visit the Corporation’s website at “www.emclairefinancial.com”.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements

EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

	Three month period		Year ended
	ended December 31,		December 31,
	2007	2006	2007	2006

Interest income	$ 4,591	$ 4,344	$ 17,855	$ 16,259
Interest expense	2,026	2,017	7,886	6,968
Net interest income	2,565	2,327	9,969	9,291
Provision for loan losses	136	190	256	358
Noninterest income	745	644	2,943	2,934
Noninterest expense	2,264	2,677	9,164	9,409
Net income before provision for income taxes	910	104	3,492	2,458
Provision for income taxes	225	18	795	492
Net income	$ 685	$ 86	$ 2,697	$ 1,966

Net income and diluted net income per common share	$0.54	$0.07	$2.13	$1.55
Dividends per share	$0.67	$0.29	$1.54	$1.10

Return on annualized average assets	0.88%	0.11%	0.90%	0.69%
Return on annualized average equity	11.12%	1.44%	11.13%	8.28%
Yield on average interest-earning assets	6.62%	6.42%	6.55%	6.30%
Cost of average interest-bearing liabilities	3.40%	3.53%	3.46%	3.23%
Net interest margin	3.76%	3.52%	3.73%	3.68%

(1) Returns are annualized for the three month periods ended December 31, 2007 and 2006.
CONSOLIDATED FINANCIAL CONDITION DATA:

	As of	As of
	12/31/2007	12/31/2006

Total assets	$ 311,700	$ 300,560
Cash and equivalents	10,483	16,717
Securities	51,919	51,774
Loans	229,819	213,344
Deposits	244,262	244,492
Borrowed funds	40,400	30,000
Stockholders' equity	24,650	23,917

Book value per share	$19.44	$18.86

Net loans to deposits	94.09%	87.26%
Allowance for loan losses to total loans	0.93%	0.94%
Earning assets to total assets	95.51%	92.89%
Stockholders' equity to total assets	7.91%	7.96%
Shares of common stock outstanding	1,267,835	1,267,835

CONTACT:
Emclaire Financial Corp.
David L. Cox, 724-867-2311
Chairman of the Board, President and
Chief Executive Officer
or
William C. Marsh, 724-867-2311
Chief Financial Officer and Treasurer